Exhibit 5.1

November 5, 2007

Zep Inc.

4401 Northside Parkway

Suite 700

Atlanta, Georgia 30327

Re:	Registration Statement on Form S-8 (the “Registration Statement”) pertaining to the Zep Inc. Supplemental Deferred Savings Plan; Zep Inc. Nonemployee Director Deferred Compensation Plan; Zep Inc. Long-Term Incentive Plan; Zep Inc. Employee Stock Purchase Plan; and Zep Inc. 401(k) Plan (the “Plans”).

Ladies and Gentlemen:

I have acted as counsel for Zep Inc. a Delaware corporation (the “Company”), in connection with the preparation and filing of the Registration Statement under the Securities Act of 1933, as amended, relating to the registration of (i) $7,550,000 of unsecured obligations of the Company (the “Deferred Compensation Obligations”) to pay deferred compensation in the future in accordance with the terms and conditions of the Zep Inc. Supplemental Deferred Savings Plan ($6,750,000) and the Zep Inc. Director Deferred Compensation Plan ($800,000); (ii) interests in the Zep Inc. 401(k) Plan; and (iii) 5,700,000 shares of the Company’s Common Stock, $0.01 par value (the “Common Stock”), which may be issued pursuant to the Plans (300,000 shares under the Zep Inc. Nonemployee Director Deferred Compensation Plan; 4,300,000 shares under the Zep Inc. Long-Term Incentive Plan; 500,000 shares under the Zep Inc. 401(k) Plan; 200,000 shares under the Zep Inc. Employee Stock Purchase Plan; and 400,000 shares under the Zep Inc. Supplemental Deferred Savings Plan.

As such counsel, I have examined and relied upon such records, documents, certificates, and other instruments as in my judgment are necessary or appropriate to form the basis for the opinions hereinafter set forth. In all such examinations, I have assumed the genuineness of signatures on original documents and the conformity to such original documents of all copies submitted to me as certified, conformed, or photographic copies, and as to certificates of public officials, I have assumed the same to have been properly given and to be accurate.

The opinions expressed herein are limited in all respects to the General Corporation Law of the State of Delaware, the applicable provisions of the Delaware Constitution, and the reported judicial decisions interpreting these laws, and the laws of the State of Georgia, and the federal laws of the United States and no opinion is expressed with respect to the laws of any other jurisdiction or any effect which such law may have on the opinions expresses herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

November 5, 2007

On the basis of the foregoing, it is my opinion that:

1.	The Deferred Compensation Obligations have been duly authorized by all requisite action on the part of the Company and, when issued in accordance with the terms and conditions of the applicable Plan, will be legally issued and the binding obligations of the Company, enforceable against the Company in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, or other laws of general applicability relating to or affecting enforcement of creditors’ rights or by general principles of equity; and

2.	The Plans and the shares of Common Stock subject to the Registration Statement have been duly authorized, and such shares, when issued in accordance with the terms and conditions of the applicable Plan, will be validly issued, fully paid, and nonassessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

/s/ C. Francis Whitaker, III
C. Francis Whitaker, III